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                                                                    EXHIBIT 4.10
                                         English translation: for reference only

                              BRIDGE LOAN AGREEMENT

THIS AGREEMENT is entered into among the following Parties on January 6, 2005:


Party A:   MILLION POWER FINANCE LTD.

Party B:   POWER SOLAR SYSTEM CO., LTD.
           A company being jointly established by Party A and Party C and its signature hereunder is made on its behalf jointly by Party
           A and Party C

Party C:   Mr. Shi Zhengrong
           Nationality:
           ID/Passport No.:

Whereas:

1. Party B intends to acquire a part of the equity interests ("PARTIAL EQUITY INTERESTS") in Wuxi Suntech Power Co., Ltd. ("WUXI SUNTECH") and needs the support of a bridge loan;

2. Party C is the General Manager of Wuxi Suntech and also the controlling shareholder of Party B;

3. Party A is willing to provide to Party B a loan of HK$ 67 million for Party B to use as security deposit for its acquisition of the Partial Equity Interests;

4. Party A and Party B both agree that the Party B's debt to Party A may be directly converted into Party A's equity interests in Party B ("SHARE CONVERSION")1 upon the fulfillment of the conditions set out herein in accordance with the conversion ratio set out herein;

5. Party C is willing to provide a security for Party B's repayment of the Loan.

NOW THEREFORE, after equitable and friendly consultation the Parties have reached a consensus in respect of the matters of the Loan, Share Conversion and loan security among the Parties and hereby concluded the agreement as follows for compliance by all of the Parties:

------------

1 Power Solar System Co., Ltd. is also known as "Suntech BVI." Although the word "conversion" was repeatedly used in the agreement, the economics of the agreement was that, upon completion of the purchases by Suntech BVI of the 68.611% of Wuxi Suntech that were not owned by Dr. Shi, the amount of the loan would become a capital contribution by Million Power to Suntech BVI. Article 9 herein provides that after the acquisitions of 68.611% equity interests in Wuxi Suntech, Million Power would hold 40% of the outstanding shares of Suntech BVI. However, prior to the contribution, Million Power's holding was already at 40%, and after the acquisitions, its holding remained at 40% and Million Power did not receive any additional shares in Suntech BVI. Therefore, the loan should be more accurately characterized as a capital contribution. Note that if the purchases had not occurred, Suntech BVI would have been required to repay the loan.
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ARTICLE 1     LOAN

Party A agrees to provide to Party B and Party B agrees to borrow from Party A a loan of HK$ 67 million in accordance with the terms of this Agreement ("LOAN").


ARTICLE 2     USES OF LOAN AND CONDITIONS FOR EFFECTIVENESS

Party B and Party C undertake to Party A that the Loan borrowed by Party B from Party A shall be used exclusively for the acquisition of the Partial Equity Interests in Wuxi Suntech. Party A shall have the right to request Party B to provide such details, files and information of the uses of the Loan as needed.

It is a condition for the effectiveness of the Loan that Party B makes a written drawdown request to Party A. Upon the fulfillment of such condition, Party A shall have the obligation to provide the Loan to Party B and shall deposit the Loan into the loan account designated by Party B within 3 days after Party B makes the written drawdown request to Party A ("LOAN DATE").


ARTICLE 3     LOAN ACCOUNT

Party B shall notify Party A in writing of a bank account upon the opening of such account so that Party A can pay the above amount to Party B.

Account Name:
Account Bank:
Account No.:


ARTICLE 4     TERM OF LOAN

The term of the Loan agreed between Party A and Party B shall begin from 00:00 of the Loan Date and end at 24:00 of the date one hundred eighty days later.


ARTICLE 5     TERMS OF REPAYMENT

The terms of repayment:

(1) The Loan shall be repaid by way of the Share Conversion provided in Articles 7, 8 and 9 hereof;

(2) If the conditions for the Share Conversion set out herein are not fulfilled within the term of the Loan, Party B shall raise cash by itself to repay the Loan.


ARTICLE 6     LIABILITY FOR LATE REPAYMENT

(1) At the end of the term of the Loan, if the conditions for the Share Conversion are not fulfilled, Party B shall repay the principal of the Loan plus an interest at the interest rate applicable to loans of the same term. If Party B fails to repay the principal and pay the interest on time and if it also fails to convert the Loan provided by Party A to Party B into the equity interests in Party B as provided in

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     Articles 7, 8 and 9 hereof, Party B shall pay to Party A a default interest at 0.03% of the unpaid amount each day; and

(2)  The security liability of Party C shall be pursued in accordance with
     Article 12.


ARTICLE 7     SHARE CONVERSION

Party A and Party B both agree that, upon the fulfillment of the conditions set out in Article 8, the Loan provided by Party A to Party B shall be converted at the conversion ratio set out in Article 9 into legal, paid-up common shares of Party B which shall be free of any security interest and third-party interest. Such conversion shall be made by way of a share transfer from Party B to Party A ("SHARE CONVERSION" when referred to herein).


ARTICLE 8     CONDITION PRECEDENT TO THE SHARE CONVERSION

The Parties agree that the condition precedent to the Share Conversion under this Agreement is: Party B has completed the acquisition of the Partial Equity Interests in Wuxi Suntech and the procedures for the approval and the industry and commerce registration of the transfer of such equity interests have been completed.


ARTICLE 9     SHARE CONVERSION RATIO

Party A and Party B agree that, upon the completion of the acquisition by Party B of the 68.611% equity interests in Wuxi Suntech held by the onshore shareholders (with the equity interests held by Power Solar Pty. Ltd., the remaining shareholder, not acquired), Party A shall obtain 40% of the total issued and outstanding and paid-up common shares of Party B and Party C shall obtain 60% of the total issued and outstanding paid-up common shares of Power Solar. Upon the completion of the acquisition by Party B of the equity interests in Wuxi Suntech held by all shareholders (namely, completion of the acquisition of 100% equity interests in Wuxi Suntech), the above percentages shall be adjusted so that Party A shall hold 25% of the common shares of Party B and Party C shall hold 75% of the common shares of Party B. The portion so adjusted shall be transferred from Party A to Party C.

Within 30 days of the fulfillment of the condition precedent set out in Article 8 hereof, Party A shall complete the relevant legal procedures relating to the Share Conversion (including but not limited to: procedures for capital increase and transfer of equity interests).


ARTICLE 10    SECURITY

Party C agrees to pledge the shares held by it in Wuxi Suntech (which is not personally held by Party C but through Power Solar Pty. Ltd, of which Party C is a shareholder) as security for the Loan. If Party B fails to perform its obligations of repayment or the Share Conversion, Party A shall have the right to dispose of the above-mentioned security assets provided by Party C and to be paid with the proceeds therefrom in priority.

The period in which Party C shall be held liable as security provider is: two years commencing from the date on which the Loan matures. The scope of Party C's liability shall include: the principal and interest of the Loan, late payment fines, liquidated damages for breach of contract, costs of litigation (including costs for property preservation and

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enforcement), legal expenses, costs of disposal of security assets, costs of title transfer and all other costs and expenses incurred by Party A in connection with the satisfaction of its claims.


ARTICLE 11    UNDERTAKINGS AND WARRANTIES OF PARTIES

Party B's undertakings to Party A:

(1) Party B will ratify this Agreement through legal means immediately upon its establishment;

(2) During the term of the Loan, if there is any material change in the form of operation of Party B, including but not limited to any merger, division, joint venture or change in the scope of business or the registered capital, Party B shall notify Party A 10 days in advance and obtain the consent of Party A;

(3) During the term of the Loan, if any event occurs which has a material adverse impact on the performance of the debt hereunder, including but not limited to dispute involving material economic interests, suspense of business, winding up of business, being declared bankrupt and liquidation, Party B shall notify Party A immediately.

Party C's undertakings to Party A:

(1) Party C will procure Party B to ratify this Agreement through legal means immediately upon the establishment of Party B;

(2) Party C undertakes to provide security for the Loan under this Agreement and bear joint and several liability for the repayment of the Loan when Party B fails to perform its obligations of repayment or the Share Conversion in a timely manner;

(3) Without the consent of Party A, Party C shall not pledge for any other party or otherwise create any other third-party interests over the shares pledged hereunder and shall ensure that there is no defect on the rights held by it in such shares and no restriction on security over such shares and that such shares are not subject to any restriction or claim in law or in fact.

(4) Party C shall complete all legal procedures for the pledge hereunder within days of the signing of this Agreement (including but not limited to completing the registration of the pledge with the securities registration authority or having the pledge of the shares recorded in the register of shareholders).

Each of the three Parties warrants as follows:

(1) It has the right and capacity to enter into and perform this Agreement and has obtained all necessary approval, consent or authorization for the entry of this Agreement; it enters into this Agreement entirely out of its own will and the expression of its intention under this Agreement is totally true.

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(2)  The entry and performance of this Agreement do not violate any agreement to which it is party or any law nor do they violate any agreement or law which has binding force on it or its assets.

(3) It has actively taken all necessary and reasonable measures to ensure there is no obstacle in law or in fact attributable to itself to the entry and performance of this Agreement.

(4) It shall take rigorous confidentiality measures on the contents of this Agreement prior to the disclosure thereof as required by law and shall not use the information that came to its knowledge for any purpose not relating to this Agreement.


ARTICLE 14    BREACH OF CONTRACT

The Parties shall rigorously perform their obligations under this Agreement after this Agreement comes into effect and any Party that does not perform or fails to perform in a timely manner the obligations agreed hereunder or breaches the undertakings or warranties made hereunder shall be liable for breach of contract and shall compensate for any loss caused to other Parties.

If Party B uses the Loan in contravention of the agreed uses and such use causes the failure of fulfillment or the failure of timely fulfillment of the conditions for the Share Conversion, Party A shall have the right, in addition to recovery of the principal and interest of the Loan, to demand Party B to pay
a liquidated damage at     % of the Loan.

If Party C does not perform or fails to perform in a timely manner its obligations under this Agreement and such failure causes the security clause under this Agreement invalid or otherwise results in other serious consequences, Party C shall compensate the economic losses of Party A according to the security amount agreed under this Agreement.


ARTICLE 15    APPLICABLE LAW

The interpretation and performance of, and the resolution of dispute arising from, this Agreement shall be governed by and this Agreement shall be construed in accordance with the laws of the Hong Kong Special Administrative Region.


ARTICLE 16    EFFECTIVENESS

This Agreement shall come into effect after it is signed and affixed with the corporate seal by the legal representative or its authorized representative of each Party.


ARTICLE 17    COUNTERPARTS

This Agreement shall be made in four counterparts in the Chinese language with each Party holding two counterparts, and each counterpart shall have the same legal force.


ARTICLE 18    MISCELLANEOUS

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Matters not addressed herein shall be determined in accordance with the
Investment Agreement Relating to Power Solar System Co., Ltd. by Party A and Party C, and if there are other matters not addressed, they shall be determined by the Parties through separate consultation.

(No text in the following space)

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(This page is a signature page)


PARTY A: MILLION POWER FINANCE LTD.

For and on behalf of
MILLION POWER FINANCE LTD.

/s/
.......................................
Authorized Signature(s)

---------------
Legal Representative or Authorized Representative
January 6, 2005


PARTY B: POWER SOLAR SYSTEM CO., LTD.
Signed by the following representatives of Party A and Party C

(1) MILLION POWER FINANCE LTD.

For and on behalf of
MILLION POWER FINANCE LTD.

/s/
.......................................
Authorized Signature(s)

---------------
Legal Representative or Authorized Representative
January 6, 2005


(2) Mr. Shi Zhengrong

/s/
---------------
Mr. Shi Zhengrong
January 6, 2005


PARTY C: MR. SHI ZHENGRONG

/s/
---------------
Mr. Shi Zhengrong
January 6, 2005

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